Liberty Global Reports First Quarter 2015 Results

Rebased Revenue Growth of 3% to $4.5 billion
Project Lightning Ready to Ramp in the U.K.
Repurchased ~$500 Million of Equity in Q1'15
Full-Year 2015 Guidance Targets Confirmed

Denver, Colorado May 7, 2015: Liberty Global plc ("Liberty Global" or the "Company") (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results1 for the three months ended March 31, 2015 ("Q1").

Operating and financial highlights:

•	Continued focus on high-value bundles offering superior broadband speeds, next-generation TV functionality, enhanced content and mobility

◦	Over 150,000 broadband additions and record quarter for Horizon TV growth in Q1

◦	Customer ARPU[2] increased 5%[3] year-over-year on an FX-neutral basis
•Organic RGU4 additions of 68,000 in Q1, principally impacted by higher video losses
◦Underperformance in Germany, the Netherlands and Ireland drove majority of variance
◦April RGU additions were back on track, with net adds running well ahead of April 2014
◦Despite slow Q1, targeting over one million organic subscriber additions in 2015
•Revenue of $4.5 billion, reflecting rebased5 growth of 3%, up from 2% in Q1'14
◦Q1 price increases in 12 markets lay foundation for balanced growth in 2015
◦Improved year-over-year rebased revenue growth in 5 of 7 Western European markets
◦Continued strong rebased revenue growth for mobile and B2B
•Operating Cash Flow6 of $2.1 billion, representing 1% rebased growth
◦Growth negatively impacted by favorable nonrecurring items in Q1 2014
•Operating income of $558 million, a decrease of 4% year-over-year
•Free Cash Flow ("FCF")7 of $330 million, flat compared to $336 million in Q1 2014
•Favorable capital market conditions improved already strong balance sheet
◦Refinanced ~$6.5 billion in Q1 lowering fully-swapped borrowing cost to 5.4%
◦Extended average tenor to nearly eight years, with over 90% due after 2019
•LiLAC tracking stock set to launch in early July

CEO Mike Fries stated, "Although our Q1 subscriber additions were impacted by higher video losses due to increased competition in certain markets and other factors, consumer appetite for our next-
generation services remained strong with 150,000 new broadband subscribers and record Horizon TV additions. Price increases across our footprint contributed to a 5% ARPU increase and provide a foundation for further growth in 2015. We remain in a strong competitive position with our market leading broadband speeds and our advanced video platforms, and expect to add over one million net new RGUs this year.”
"We continue to make steady progress with the integration of Ziggo in the Netherlands with a substantial increase to broadband speeds and the introduction of Horizon TV across the former Ziggo footprint. We did, however, experience lower sales and higher churn in the former Ziggo footprint due in part to our network and product harmonization in March. In the U.K., we are seeing early success from Project Lightning before network construction kicks off in earnest during the second half of this year. We continue to see excellent traction in our trial areas as penetration is in-line with and ARPU is ahead of expectations."

"Our revenue performance of 3% rebased growth reflected steady growth in our core triple-play business and even faster growth in mobile and B2B. Rebased OCF growth of 1% was impacted by a difficult comparison to Q1'14, but was consistent with our phasing expectations. We remain confident in our ability to achieve all of our guidance targets for 2015, including mid-single digit rebased OCF growth and $2.5 billion of Free Cash Flow, which would represent mid-teens growth on an FX-Adjusted8 basis."

"On the M&A front, our subsidiary Telenet recently announced the pending acquisition of mobile operator BASE, which will secure long-term access to mobile capacity in Belgium. This transaction will be financed entirely off of Telenet’s balance sheet and offers substantial synergies, resulting in a very attractive synergy-adjusted multiple of 4.2x9. Elsewhere in Europe, we are excited about the significant progress with our wireless strategy, including preparations for a number of 4G launches via MVNO’s in 2015 and the continued expansion of our WiFi network. We expect these developments to have the combined benefit of driving growth and reducing churn."

"During Q1, we remained very active in the capital markets with $6.5 billion of debt refinancings, taking advantage of favorable conditions to lengthen our maturity profile, further reduce our cost of debt and more closely align our regional credit pools. We also repurchased nearly $500 million of our stock during the first three months of the year, leaving $3.5 billion of shares to repurchase over the next seven quarters. Finally, following shareholder approval in late February, we are pleased to announce that we expect our LiLAC tracking stock to begin trading in early July, creating greater choice for our shareholders."

Subscriber Statistics
At March 31, 2015, we provided a total of 56.0 million subscription services ("RGUs") to the 27.3 million unique customers across our cable footprint of 52.1 million homes passed. These services consisted of 24.2 million video, 17.4 million broadband internet and 14.4 million telephony subscriptions. During the first quarter of 2015, we increased our RGUs by 80,000, primarily driven by 68,000 organic RGU additions. We ended the quarter with a bundling ratio of 2.05 RGUs per customer and a total of 16.6 million bundled customers, or 61% of our total customer base.

During the past several quarters, we made substantial investments in product development and our superior network to deliver innovative products and services, including superfast broadband, Horizon

TV, Horizon Go, WiFi and MyPrime, that differentiate us from our competitors. These and other improvements underpinned our price increases, which were implemented in 12 of our markets in Q1 2015, and contributed to our Q1 FX-neutral customer ARPU increase of 5% year-over-year. The increases were implemented successfully in markets such as the U.K. and Belgium.

During Q1, we experienced lower sales and elevated churn as explained below, which tempered our Q1 2015 organic RGU additions to 68,000 as compared to 345,000 RGU additions in Q1 2014. As we look forward, we are confident that our compelling and innovative products will gain further traction, and expect a significant increase in the average level of quarterly organic RGU additions for the rest of the year.

From a regional standpoint, our Q1 organic additions consisted of 19,000 RGU additions in Western Europe, 14,000 in Central and Eastern Europe ("CEE") and 36,000 in Latin America11. The main negative variances against prior year net additions were in Germany, the Netherlands and Ireland. In Germany, the 29,000 RGU additions were tempered as compared to 127,000 in Q1 2014, partly due to the 10% price increase for 1.3 million of our legacy broadband subscribers and approximately 20,000 incremental RGU losses related to housing association contract ("MDU") disconnections. In the Netherlands, the landscape remains competitive and in the former Ziggo footprint we experienced lower sales and higher churn associated with the network and product harmonization that we completed in March, which contributed to a total net loss of 47,000 RGUs during the quarter, of which 43,000 RGU losses occurred in the former Ziggo footprint. In April, we launched unified marketing campaigns promoting our new high-value Ziggo portfolio, which centers around Horizon TV and our superior speeds. Our 9,000 RGU loss in Ireland was due in part to increased competition. Rounding out our top five Western European markets, our U.K., Belgian and Swiss operations added 23,000, 14,000 and 11,000 organic RGUs, respectively. In Latin America, we reported 26,000 net additions in Chile, driven by our best result in broadband internet in almost three years, and 10,000 net additions in Puerto Rico.

On a product level, broadband internet remained the key driver of our organic subscriber additions as our speed superiority allowed us to add 154,000 RGUs in Q1 2015. The year-over-year decrease in broadband internet additions of 85,000 was mainly attributable to a 47,000 decrease in broadband internet net additions in Germany, due largely to the impact of the aforementioned price increase. Of note, our Dutch operation added 10,000 broadband RGUs despite the highly competitive environment. With respect to fixed-line telephony, we added 83,000 RGUs, down from 177,000 RGU additions in Q1 2014, mainly driven by lower additions in Germany and CEE.

During Q1, our next-generation video platforms continued to gain traction as we added 274,000 subscribers, including a record 171,000 for Horizon TV. This performance was led by 80,000 net additions in Germany, its best quarterly performance ever. In April, the Horizon TV platform became available in the former Ziggo footprint, allowing all Dutch consumers the opportunity to experience our advanced entertainment platform, and was introduced in the Czech Republic as well. In addition to our Horizon subscribers, we have 2.6 million TiVo subscribers in the U.K., where we added over 100,000 TiVo subscribers in Q1. In terms of our video performance, we lost 169,000 video subscribers in Q1 2015, which was 98,000 RGUs more than the video subscriber attrition in Q1 2014. The higher video churn was driven by the underperformance in the former Ziggo footprint, while the German increase was partly related to the MDU disconnections mentioned above. The weaker Swiss performance was due to a difficult comparison, as Q1 2014 was positively impacted by the introduction of digital products in the Geneva region.

This quarter we have modified our video subscriber definitions to better align these definitions with the underlying services received by our subscribers. Because most of our customers now have access to our basic unencrypted digital signal as part of their video subscription, we have replaced our "analog cable" and "digital cable" subscriber definitions with "basic video" and "enhanced video", respectively. We ended the quarter with 15.1 million enhanced video subscribers, representing enhanced video penetration12 of 65%, and 8.3 million basic video subscribers, which provides a sizeable runway for further upsell.

In addition to our triple-play business, we finished Q1 2015 with 4.6 million mobile subscribers13, an increase of 41,000 during the quarter. This growth was led by an increase of 30,000 mobile subscribers in Belgium, while the Netherlands, Germany, Chile and Switzerland added 29,000, 13,000, 7,000 and 6,000, respectively. Although Virgin Media added 19,000 postpaid subscribers, the decline in the prepaid base resulted in a Q1 2015 net loss of 46,000 mobile subscribers. In the first quarter of 2015, we added a total of 113,000 postpaid subscribers and, as a result, continued to improve our mobile subscriber mix to a postpaid share of 80% of our total mobile subscribers, up from 74% at Q1 2014.

Revenue

Our revenue of $4.5 billion for the three months ended March 31, 2015 was flat as compared to the corresponding prior year period. The reported result was positively impacted by the inclusion of Ziggo and our organic revenue growth, fully offset by negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our currencies. When adjusting for acquisitions, dispositions and FX, we achieved year-over-year rebased revenue growth of 3% during Q1 2015, an improvement from the 2% rebased revenue result we delivered in Q1 2014.

This rebased improvement was primarily driven by growth in revenue from residential broadband internet services. Increased revenue from mobile (including interconnect and handset sales) and B2B14 (including SOHO) were also strong contributors, delivering 16%15 and 6% growth, respectively, on a rebased basis. The positive impacts of these factors were partially offset by the net negative effect of certain items, the most significant of which were: (i) the $37 million negative impact of increased VAT obligations, including $33 million in the U.K., (ii) the $18 million net positive impact from the upfront recognition of revenue in connection with our Freestyle Mobile promotion in the U.K.16 and (iii) the $12 million negative impact of a favorable revenue settlement in Germany during Q1 2014.

Geographically, we delivered 3% rebased revenue growth in Europe, consisting of 3% and 1% in Western Europe and CEE, respectively, both of which were improvements versus the prior year period. In Western Europe, which represents over 85% of our consolidated revenue, we improved our year-over-year rebased revenue growth in five of seven countries. In Latin America, our Chilean operation generated 5% rebased revenue growth, in-line with Q1 2014, while our Puerto Rican operation posted 6% rebased revenue growth, its best quarterly performance since Q2 2012.

Turning back to Western Europe, our performance was led by our operation in Belgium, which delivered 7% rebased revenue growth, primarily driven by growth in subscribers, higher ARPU and an increase in mobile subscription revenue. Germany and Switzerland each posted 5% rebased revenue growth, due primarily to increases in cable subscription revenue that were driven by higher ARPU, growth in subscribers and, in Switzerland, B2B success. Germany's increase was partially offset by the aforementioned unfavorable impact of a nonrecurring network settlement in Q1 2014. Rounding out our top five markets, Virgin Media delivered 3% rebased revenue growth, an improvement over the 1% rebased result in Q1 2014, mainly driven by subscriber growth and the net negative impact of the VAT and Freestyle Mobile items mentioned above. Meanwhile, our Dutch operation posted 1% rebased revenue growth, primarily attributable to higher cable subscription ARPU and mobile volume.

Operating Cash Flow

Our reported Q1 2015 OCF decreased 1% to $2.1 billion, as compared to the corresponding prior year period, and was driven by the aforementioned contributors to our reported top-line results. From a rebased growth perspective, which adjusts for the impact of acquisitions, dispositions and FX, we reported a 1% increase for the three months ended March 31, 2015. This growth reflects a tough comparative period, as our Q1 2014 results benefited from the favorable net impact of nonrecurring items to a much greater extent than our Q1 2015 results did. As disclosed in our Q1 2014 release, the most significant of the nonrecurring items that were included in our Q1 2014 results included the impact of accrual releases related to the settlement of operational contingencies of $17 million in Belgium and $7 million in Poland and the aforementioned favorable revenue settlement in Germany.

From a regional standpoint, Western Europe delivered 3% rebased OCF growth, while CEE experienced a 9% rebased contraction. CEE was negatively affected by the $7 million accrual release in Poland mentioned above and a $4 million increase in recurring VAT payments related to our Luxembourg-based DTH operation that took effect on January 1, 2015. Outside Europe, our Puerto Rican business reported 14% rebased OCF growth, primarily driven by solid revenue growth and continued cost controls, while Chile delivered 4% rebased OCF growth in Q1 2015.

Looking at our five largest markets, our Q1 rebased growth was led by U.K./Ireland, which grew rebased OCF by 7%, primarily due to the aforementioned revenue drivers, cost controls and the delivery of substantially all of the expected OCF synergies as a result of reorganization and integration activities following the acquisition of Virgin Media. In each of Switzerland/Austria and Germany, we reported 3% rebased OCF growth, with the latter being impacted by the aforementioned $12 million nonrecurring item in Q1 2014. In Belgium, our rebased OCF growth was flat in Q1, as the Q1'14 favorable nonrecurring item mentioned above presented a difficult comparison. Lastly, in the Netherlands, our rebased OCF declined 4% due in part to $15 million of expenses associated with rebranding and network and product harmonization efforts.

From an OCF margin17 perspective, our consolidated margin declined slightly from 46.9% in Q1 2014 to 46.4% in Q1 2015. Of particular note, our U.K./Ireland OCF margin improved by 175 basis points, partly driven by the realization of synergies.

Operating Income

For the three months ended March 31, 2015, our operating income decreased 4% to $558 million, as compared to $582 million during the corresponding prior year period. This decrease is largely due to the negative impact of a strengthening U.S. dollar and higher depreciation and amortization expense that more than offset a decline in impairment, restructuring and other operating items and the impact of organic OCF growth. The increase in depreciation and amortization expense is primarily attributable to the acquisition of Ziggo.

Net Loss Attributable to Shareholders

We reported a net loss attributable to shareholders (“Net Loss”) of $538 million or $0.61 per basic and diluted share for the three months ended March 31, 2015. This compares to a Net Loss of $79 million or $0.10 per basic and diluted share for the corresponding prior year period. The increase in our Net

Loss during Q1 2015 is primarily due to the impact of the $340 million gain on the sale of our Chellomedia that we recognized in Q1 2014. In addition, our Net Loss was impacted by the impacts of a higher loss on debt modification and extinguishment and the net negative impact of a strengthening U.S. dollar on our derivative and FX results.

At April 30, 2015, we had 882 million shares outstanding, including 252 million Class A ordinary shares, 11 million Class B ordinary shares and 619 million Class C ordinary shares.

Property and Equipment Additions

During the first quarter of 2015, we reported $925 million of property and equipment ("P&E") additions18 or 20.5% of revenue as compared to $910 million or 20.1% of revenue in Q1 2014. The increase in absolute P&E additions was primarily related to the net impacts of an increase in support capital, an increase due to the inclusion of Ziggo during the 2015 period, a decrease due to the strengthening of the U.S. dollar and lower overall spend on CPE. The increase in support capital was due in part to costs associated with Virgin Media's new mobile billing system. In terms of allocation, 49% of our Q1 capital spend was related to CPE and scalable infrastructure, 25% to line extensions and upgrade/rebuild activity, and 27% to support capital, including IT upgrades and general support systems.

Free Cash Flow

For the three months ended March 31, 2015, we generated FCF of $330 million, which is comparable to the $336 million of FCF we generated in the prior year period. This result is a function of increases associated with the inclusion of Ziggo in Q1 2015 and lower capital expenditures and decreases associated with higher cash taxes, primarily at Telenet, and the strengthening of the U.S. dollar against all of our currencies.

Leverage & Liquidity

We had total debt19 of $44.1 billion and cash and cash equivalents of $630 million at March 31, 2015. As compared to year-end 2014, our reported debt and cash positions decreased by $2.1 billion and $528 million, respectively. The decrease in our total debt during the first quarter was primarily the result of depreciation of the majority of our borrowing currencies against the U.S. dollar, offset by approximately $615 million of net additional combined borrowings.

After excluding $1.4 billion of debt backed by shares we hold in Sumitomo Corporation and ITV plc, we ended Q1 2015 with consolidated adjusted gross and net leverage ratios20 of 4.9x and 4.8x, respectively. Our fully-swapped debt borrowing cost21 declined from 6.0% at Q4 2014 to 5.4% at March 31, 2015, mainly as a result of approximately $6.5 billion of refinancing activity during the quarter. This refinancing activity included debt raised at Virgin Media in order to fund the transfer of a controlling interest in UPC Broadband Ireland Ltd. from the UPC credit pool to the Virgin Media credit pool and debt raised at Ziggo in order to fund the transfer of UPC Nederland B.V. from the UPC credit pool to the Ziggo credit pool. In addition, we completed various refinancing transactions at Unitymedia and Virgin Media. Our average tenor is now nearly eight years with less than 10% of our debt due before 2020.
With respect to our consolidated liquidity22 position, we finished Q1 with approximately $4.3 billion, including $630 million of cash as noted above and aggregate borrowing capacity of $3.7 billion, as represented by the maximum undrawn commitments under each of our credit facilities.23

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, future growth prospects and opportunities; OCF and FCF; subscriber and RGU growth, including our expectations for organic subscriber additions in 2015; the development and expansion of our superior network and innovative products and services, including superfast broadband, Horizon TV, Horizon Go, WiFi and MyPrime; increased upselling; our mobile and wireless strategy, including anticipated 4G launches and expansion of our WiFi network; our share repurchase program; the strength of our balance sheet and tenor of our third-party debt; our expectations with respect to Project Lightning and Telenet’s proposed acquisition of BASE; the anticipated commencement of trading of the LiLAC tracking shares and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including the most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31, 2015. In addition, we served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty Cablevision. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
We sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale"). Accordingly, we have presented the disposed business as a discontinued operation for the Q1 2014 period.

[2]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts. All ARPU amounts for Q1'14 exclude Ziggo.

[3]
The FX-neutral change in ARPU represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts. Liberty Global's consolidated ARPU and the Netherlands' ARPU for Q1'15 include Ziggo, while the corresponding amounts for Q1'14 do not. If Ziggo were excluded from the Q1'15 ARPU calculation, the year-over-year increase in ARPU on an FX neutral basis would decline to 3.3%.

[4]
Please see page 22 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[5]	Please see page 13 for information on rebased growth.
6    Please see page 15 for our OCF definition and the required reconciliation.
7    Please see page 17 for information on Free Cash Flow (“FCF”) and the required reconciliations.
8     The 2015 mid-teens growth guidance for the Free Cash Flow on an FX-adjusted basis is based on the reported 2014 Free Cash Flow
plus the 2014 pre-acquisition Free Cash Flow of Ziggo, with the combined amount further adjusted to reflect the new     Ziggo capital
structure, current foreign exchanges rates and any changes to our FCF definition.
9    For purposes of the multiple calculation, we use Telenet management’s estimate of BASE Company’s FY 2015 EBITDA of €165 million, as adjusted by Telenet to exclude BASE Company’s discontinued operations and estimated reorganization costs and to include estimated annual run-rate opex savings of €145 million based on Telenet management’s assumptions, including estimated annual run-rate savings on FY 2017 MVNO-related expenses and other estimated annual run-rate opex savings to be achieved by FY 2019. This multiple does not adjust the Enterprise Value to include approximately €240 million of projected one-off investments and integration costs. When the Enterprise Value is adjusted to include approximately €240 million of projected one-off investments and integration costs, the synergy adjusted multiple increases to 5.0x. The Adjusted EBITDA figure is based on International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).
10    Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total two-way homes passed.

[11]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[12]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of video RGUs.

[13]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[14]
Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for $7 million of the rebased increase from Q1 2014 to Q1 2015 in our total B2B revenue.

[15]
Our 16% rebased mobile revenue growth includes the positive impact of our Freestyle Mobile promotion in the U.K., as further described in footnote 16. Excluding the impact of mobile handset revenue (which includes a $21 million benefit from our Freestyle Mobile promotion in Q1 2015), our rebased mobile revenue growth would have been 7%.

[16]
Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[17]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[18]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[19]	Total debt includes capital lease obligations.

[20]	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in
Sumitomo Corp. and ITV plc and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[21]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[22]	Consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations.

[23]
Our aggregate unused borrowing capacity of $3.7 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant March 31, 2015 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.2 billion.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	March 31, 2015	December 31, 2014
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$630.4	$1,158.5
Trade receivables, net	1,307.8	1,499.5
Derivative instruments	230.9	446.6
Deferred income taxes	304.4	290.3
Prepaid expenses	224.8	189.7
Other current assets	263.2	335.9
Total current assets	2,961.5	3,920.5

Investments	2,032.9	1,808.2
Property and equipment, net	21,821.9	23,840.6
Goodwill	26,930.1	29,001.6
Intangible assets subject to amortization, net	7,917.5	9,189.8
Other assets, net	6,016.9	5,081.2

Total assets	$67,680.8	$72,841.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,072.4	$1,039.0
Deferred revenue and advance payments from subscribers and others	1,479.9	1,452.2
Current portion of debt and capital lease obligations	1,292.8	1,550.9
Accrued interest	578.6	690.6
Derivative instruments	390.8	1,043.7
Other accrued and current liabilities	3,028.4	3,413.9
Total current liabilities	7,842.9	9,190.3

Long-term debt and capital lease obligations	42,790.5	44,608.1
Other long-term liabilities	4,671.1	4,927.5
Total liabilities	55,304.5	58,725.9

Commitments and contingencies

Equity:
Total Liberty Global shareholders	12,954.6	14,714.5
Noncontrolling interests	(578.3)	(598.5)
Total equity	12,376.3	14,116.0

Total liabilities and equity	$67,680.8	$72,841.9

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended
	March 31,
	2015	2014
	in millions, except per share amounts

Revenue	$4,516.9	$4,533.7

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,685.9	1,698.8
Selling, general and administrative (SG&A) (including share-based compensation)	805.1	762.5
Depreciation and amortization	1,451.4	1,377.1
Impairment, restructuring and other operating items, net	17.0	113.6
	3,959.4	3,952.0
Operating income	557.5	581.7

Non-operating income (expense):
Interest expense	(615.9)	(653.5)
Realized and unrealized gains (losses) on derivative instruments, net	618.5	(376.6)
Foreign currency transaction losses, net	(1,035.6)	(20.8)
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net	151.4	(60.2)
Losses on debt modification and extinguishment, net	(274.5)	(20.9)
Other income (expense), net	(1.0)	13.3
	(1,157.1)	(1,118.7)
Loss from continuing operations before income taxes	(599.6)	(537.0)
Income tax benefit	77.9	117.0
Loss from continuing operations	(521.7)	(420.0)
Discontinued operation:
Earnings from discontinued operation, net of taxes	—	0.8
Gain on disposal of discontinued operation, net of taxes	—	339.9
	—	340.7
Net loss	(521.7)	(79.3)
Net loss (earnings) attributable to noncontrolling interests	(15.8)	0.5
Net loss attributable to Liberty Global shareholders	$(537.5)	$(78.8)

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(0.61)	$(0.53)
Discontinued operation	—	0.43
	$(0.61)	$(0.10)

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
	2015		2014
	in millions

Cash flows from operating activities:
Net loss	$(521.7)		$(79.3)
Earnings from discontinued operation	—		(340.7)
Loss from continuing operations	(521.7)		(420.0)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	1,895.6		1,740.4
Net cash used by operating activities of discontinued operation	—		(9.6)
Net cash provided by operating activities	1,373.9		1,310.8
Cash flows from investing activities:
Capital expenditures	(661.2)		(735.0)
Investments in and loans to affiliates and others	(122.7)		(9.1)
Proceeds received upon disposition of discontinued operation, net of disposal costs	—		993.0
Other investing activities, net	8.9		(17.2)
Net cash used by investing activities of discontinued operation	—		(3.8)
Net cash provided (used) by investing activities	(775.0)		227.9
Cash flows from financing activities:
Borrowings of debt	6,695.2		1,547.8
Repayments and repurchases of debt and capital lease obligations	(6,543.0)		(2,051.6)
Net cash paid related to derivative instruments	(486.5)		(98.2)
Repurchase of Liberty Global shares	(425.9)		(376.8)
Payment of financing costs and debt premiums	(269.8)		(39.1)
Net cash paid associated with call option contracts on Liberty Global shares	(122.9)		(156.0)
Change in cash collateral	61.8		4.4
Other financing activities, net	(19.5)		7.2
Net cash used by financing activities of discontinued operation	—		(1.2)
Net cash used by financing activities	(1,110.6)		(1,163.5)

Effect of exchange rate changes on cash - continuing operations	(16.4)		15.0
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(528.1)		404.8
Discontinued operation	—		(14.6)
Net increase (decrease) in cash and cash equivalents	(528.1)		390.2
Cash and cash equivalents:
Beginning of period	1,158.5		2,701.9
End of period	$630.4	2,706.5	$3,092.1

Cash paid for interest - continuing operations	$672.4		$631.1

Net cash paid for taxes:
Continuing operations	$123.0		$32.5
Discontinued operation	—		0.9
Total	$123.0		$33.4

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2015, as compared to the corresponding prior year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and all of our reportable segments provide mobile services. We present only the reportable segments of our continuing operations in the tables below. For information regarding the composition of our segments, including changes that we made during the fourth quarter of 2014, see note 14 to the condensed consolidated financial statements included in our most recently filed Form 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2015, we have adjusted our historical revenue and OCF for the three months ended March 31, 2014 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2014 and 2015 in our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2015, (ii) remove intercompany eliminations for the applicable periods in 2014 to conform to the presentation during the 2015 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, (iii) exclude the pre-disposition revenue and OCF of offnet subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first quarter of 2015 from our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three months ended March 31, 2015, (iv) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and OCF from this partner network is excluded from our results for the three months ended March 31, 2015 and (v) reflect the translation of our rebased amounts for the three months ended March 31, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2015. We have included Ziggo and three small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2014. We have reflected the revenue and OCF of the acquired entities in our 2014 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$1,711.4	$1,847.5	$(136.1)	(7.4)	2.5
The Netherlands	707.4	318.1	389.3	122.4	0.6
Germany	597.9	695.9	(98.0)	(14.1)	4.6
Belgium	502.7	574.2	(71.5)	(12.5)	6.5
Switzerland/Austria	439.3	463.8	(24.5)	(5.3)	3.8
Total Western Europe	3,958.7	3,899.5	59.2	1.5	3.1
Central and Eastern Europe	268.2	323.9	(55.7)	(17.2)	0.8
Central and other	(2.8)	(0.8)	(2.0)	N.M.	*
Total European Operations Division	4,224.1	4,222.6	1.5	—	2.9
Chile	208.8	225.3	(16.5)	(7.3)	4.8
Corporate and other	91.8	93.1	(1.3)	(1.4)	*
Intersegment eliminations	(7.8)	(7.3)	(0.5)	N.M.	*
Total	$4,516.9	$4,533.7	$(16.8)	(0.4)	3.1

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
Operating Cash Flow	2015	2014	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$763.3	$791.6	$(28.3)	(3.6)	6.5
The Netherlands	367.9	183.3	184.6	100.7	(3.5)
Germany	364.0	429.0	(65.0)	(15.2)	3.3
Belgium	247.0	302.1	(55.1)	(18.2)	(0.2)
Switzerland/Austria	248.8	264.4	(15.6)	(5.9)	2.6
Total Western Europe	1,991.0	1,970.4	20.6	1.0	2.6
Central and Eastern Europe	118.1	158.2	(40.1)	(25.3)	(9.2)
Central and other	(67.9)	(70.9)	3.0	4.2	*
Total European Operations Division	2,041.2	2,057.7	(16.5)	(0.8)	1.4
Chile	76.0	82.7	(6.7)	(8.1)	3.7
Corporate and other	(19.9)	(16.9)	(3.0)	(17.8)	*
Intersegment eliminations	—	4.0	(4.0)	N.M.	*
Total	$2,097.3	$2,127.5	$(30.2)	(1.4)	1.2

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended
	March 31,
	2015	2014
	in millions
Total segment operating cash flow	$2,097.3	$2,127.5
Share-based compensation expense	(71.4)	(55.1)
Depreciation and amortization	(1,451.4)	(1,377.1)
Impairment, restructuring and other operating items, net	(17.0)	(113.6)
Operating income	$557.5	$581.7

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2015:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,535.6	$66.8	$1,602.4	$206.6
Virgin Media[3]	14,094.5	231.3	14,325.8	54.3
UPC Holding	6,142.6	27.4	6,170.0	48.0
Unitymedia	7,375.2	712.5	8,087.7	9.3
Ziggo Group Holding	7,824.5	0.4	7,824.9	93.8
Telenet	3,631.2	367.9	3,999.1	138.4
VTR Finance	1,400.0	0.5	1,400.5	49.8
Liberty Puerto Rico	672.0	0.9	672.9	30.2
Total Liberty Global	$42,675.6	$1,407.7	$44,083.3	$630.4

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended
	March 31,
	2015	2014
	in millions, except % amounts
Customer premises equipment	$297.7	$344.5
Scalable infrastructure	152.7	168.8
Line extensions	107.6	106.8
Upgrade/rebuild	119.8	134.8
Support capital & other	247.1	155.3
Property and equipment additions	924.9	910.2
Assets acquired under capital-related vendor financing arrangements	(295.0)	(170.5)
Assets acquired under capital leases	(62.0)	(49.0)
Changes in current liabilities related to capital expenditures	93.3	44.3
Capital expenditures[4]	$661.2	$735.0

Property and equipment additions as % of revenue	20.5%	20.1%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media Inc., but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $1 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and unrestricted subsidiaries.

[4]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and ((ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF for the indicated periods:

	Three months ended
	March 31,
	2015	2014
	in millions
Net cash provided by operating activities of our continuing operations	$1,373.9	$1,320.4
Excess tax benefits from share-based compensation[5]	20.0	—
Cash payments for direct acquisition and disposition costs[6]	7.6	11.2
Expenses financed by an intermediary[7]	9.1	6.9
Capital expenditures	(661.2)	(735.0)
Principal payments on amounts financed by vendors and intermediaries	(381.7)	(220.8)
Principal payments on certain capital leases	(37.7)	(46.4)
FCF	$330.0	$336.3

______________________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated statements of cash flows.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.
7    For purposes of our consolidated statement of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary. The inclusion of this adjustment represents a change in our definition of free cash flow that we implemented effective January 1, 2015. The free cash flow reported for the 2014 period has been revised to calculate free cash flow on a basis that is consistent with the new definition.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,				%	FX-Neutral[9]
	2015		2014		Change	% Change
Liberty Global Consolidated		$44.42		$48.84	(9.0)%	4.7%
European Operations Consolidated		€38.77		€35.01	10.7%	5.1%
U.K. & Ireland (Virgin Media)		£48.73		£48.58	0.3%	1.2%
Germany (Unitymedia)		€22.46		€21.04	6.7%	6.7%
Belgium (Telenet)		€50.01		€47.25	5.8%	5.8%
The Netherlands		€44.39		€43.31	2.5%	2.5%
Other Europe		€26.82		€24.61	9.0%	2.8%
Chile (VTR)	CLP	32,210	CLP	31,673	1.7%	1.7%

Mobile Statistics10
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	FX-Neutral[9]
	2015	2014	Change	% Change
Liberty Global Consolidated:
Including interconnect revenue	$22.43	$25.79	(13.0)%	(2.1)%
Excluding interconnect revenue	$18.44	$20.86	(11.6)%	(0.8)%

	Mobile Subscribers
	March 31, 2015	December 31, 2014	Change
European Operations:
U.K.	3,007,300	3,053,000	(45,700)
Belgium	924,500	894,500	30,000
Germany	322,700	309,800	12,900
The Netherlands	158,400	129,500	28,900
Switzerland	14,600	8,800	5,800
Austria	500	200	300
Total Western Europe	4,428,000	4,395,800	32,200
Hungary	15,100	11,200	3,900
Poland	9,400	10,600	(1,200)
Total CEE	24,500	21,800	2,700
Total European Operations	4,452,500	4,417,600	34,900
Chile	117,500	110,500	7,000
Grand Total	4,570,000	4,528,100	41,900
_______________________________

[8]	Please see page 8 for the definition of ARPU per customer.

[9]	Please see page 8 for information regarding the FX-Neutral change in ARPU.

[10]	Please see page 8 for the definition of mobile subscriber.

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[12]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of March 31, 2015 and December 31, 2014, the mobile subscriber count in the U.K. included 879,100 and 943,600 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 12,800 and 19,800 prepaid mobile subscribers, respectively.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2015, December 31, 2014 and March 31, 2014: 13

	March 31, 2015	December 31, 2014	March 31, 2014	Q1’15 / Q4’14 (% Change)	Q1’15 / Q1’14 (% Change)
Total RGUs
Total Video RGUs	24,178,100	24,335,700	21,727,400	(0.6%)	11.3%
Total Broadband Internet RGUs	17,424,500	17,275,300	14,611,800	0.9%	19.2%
Total Telephony RGUs	14,419,600	14,330,900	12,298,100	0.6%	17.3%
Liberty Global Consolidated	56,022,200	55,941,900	48,637,300	0.1%	15.2%

Total Customers
European Operations Division	25,820,100	25,802,600	23,018,600	0.1%	12.2%
VTR	1,237,900	1,225,300	1,210,300	1.0%	2.3%
Puerto Rico	283,200	281,600	275,300	0.6%	2.9%
Liberty Global Consolidated	27,341,200	27,309,500	24,504,200	0.1%	11.6%

Total Single-Play Customers	10,750,100	10,730,900	10,468,700	0.2%	2.7%
Total Double-Play Customers	4,501,200	4,524,900	3,937,900	(0.5%)	14.3%
Total Triple-Play Customers	12,089,900	12,053,700	10,097,600	0.3%	19.7%

% Double-Play Customers
European Operations Division	16.2%	16.3%	15.7%	(0.6%)	3.2%
VTR	22.2%	22.1%	21.2%	0.5%	4.7%
Liberty Global Consolidated	16.5%	16.6%	16.1%	(0.6%)	2.5%

% Triple-Play Customers
European Operations Division	44.1%	44.0%	40.9%	0.2%	7.8%
VTR	46.6%	46.6%	46.7%	—%	(0.2%)
Liberty Global Consolidated	44.2%	44.1%	41.2%	0.2%	7.3%

RGUs per Customer Relationship
European Operations Division	2.04	2.04	1.98	—%	3.0%
VTR	2.15	2.15	2.15	—%	—%
Liberty Global Consolidated	2.05	2.05	1.98	—%	3.5%

13 The March 31, 2014 amounts do not include the impact of the Ziggo acquisition.

	Consolidated Operating Data — March 31, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,660,600	12,632,500	5,026,300	12,536,500	—	3,749,000	—	—	3,749,000	4,563,700	4,223,800
Germany	12,722,400	12,415,800	7,111,600	12,231,000	5,131,500	1,393,400	—	—	6,524,900	2,931,000	2,775,100
The Netherlands(11)	6,993,600	6,979,200	4,241,900	9,884,800	871,800	3,368,100	—	—	4,239,900	3,076,300	2,568,600
Belgium	2,921,100	2,921,100	2,186,600	4,780,400	383,300	1,688,100	—	—	2,071,400	1,534,500	1,174,500
Switzerland(11)	2,193,800	2,193,200	1,417,900	2,590,600	688,300	682,000	—	—	1,370,300	739,800	480,500
Austria	1,355,700	1,355,700	649,500	1,348,600	146,700	362,900	—	—	509,600	468,800	370,200
Ireland	853,300	757,100	511,800	1,101,900	37,500	321,500	—	27,500	386,500	365,800	349,600
Total Western Europe	39,700,500	39,254,600	21,145,600	44,473,800	7,259,100	11,565,000	—	27,500	18,851,600	13,679,900	11,942,300
Poland	2,794,900	2,718,800	1,425,200	2,752,200	266,600	921,700	—	—	1,188,300	1,004,000	559,900
Hungary	1,580,600	1,564,200	1,078,100	1,985,800	201,700	439,400	281,200	—	922,300	562,300	501,200
Romania	2,452,500	2,340,200	1,177,800	1,927,500	296,200	556,800	317,200	—	1,170,200	444,000	313,300
Czech Republic	1,396,900	1,326,800	714,700	1,184,900	90,400	365,900	115,300	—	571,600	446,600	166,700
Slovakia	505,000	482,600	278,700	432,200	35,400	142,900	66,400	600	245,300	118,800	68,100
Total CEE	8,729,900	8,432,600	4,674,500	8,282,600	890,300	2,426,700	780,100	600	4,097,700	2,575,700	1,609,200
Total Europe	48,430,400	47,687,200	25,820,100	52,756,400	8,149,400	13,991,700	780,100	28,100	22,949,300	16,255,600	13,551,500

Chile	2,985,800	2,467,000	1,237,900	2,664,900	106,100	902,300	—	—	1,008,400	954,900	701,600
Puerto Rico	706,900	706,900	283,200	600,900	—	220,400	—	—	220,400	214,000	166,500

Grand Total	52,123,100	50,861,100	27,341,200	56,022,200	8,255,500	15,114,400	780,100	28,100	24,178,100	17,424,500	14,419,600

	Subscriber Variance Table - March 31, 2015 vs. December 31, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5,12)	Enhanced Video Subscribers(6,12)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	33,200	34,100	9,800	23,000	—	(11,300)	—	—	(11,300)	27,100	7,200
Germany	9,100	13,900	(15,200)	28,700	851,400	(884,400)	—	—	(33,000)	34,600	27,100
The Netherlands(11)	10,900	11,200	(49,700)	(46,600)	(30,300)	(19,200)	—	—	(49,500)	10,300	(7,400)
Belgium	4,800	4,800	119,900	28,900	(106,800)	111,500	—	—	4,700	3,900	20,300
Switzerland(11)	500	800	(15,100)	5,400	(9,500)	(7,300)	—	—	(16,800)	10,400	11,800
Austria	5,300	5,300	(3,600)	(2,300)	(6,300)	(1,500)	—	—	(7,800)	4,800	700
Ireland	(1,500)	2,200	(7,200)	(9,300)	(2,600)	(11,700)	—	(2,700)	(17,000)	2,400	5,300
Total Western Europe	62,300	72,300	38,900	27,800	695,900	(823,900)	—	(2,700)	(130,700)	93,500	65,000
Poland	11,000	12,700	(12,200)	(2,800)	(16,000)	2,900	—	—	(13,100)	6,800	3,500
Hungary	24,200	23,900	2,200	18,500	(7,900)	8,500	800	—	1,400	8,200	8,900
Romania	47,300	57,400	(8,500)	2,300	(9,400)	8,400	(7,600)	—	(8,600)	10,500	400
Czech Republic	24,200	44,400	(1,600)	(1,000)	800	(3,600)	3,300	—	500	1,600	(3,100)
Slovakia	500	600	(1,300)	(100)	(3,900)	1,100	300	—	(2,500)	2,000	400
Total CEE	107,200	139,000	(21,400)	16,900	(36,400)	17,300	(3,200)	—	(22,300)	29,100	10,100
Total Europe	169,500	211,300	17,500	44,700	659,500	(806,600)	(3,200)	(2,700)	(153,000)	122,600	75,100

Chile	7,000	7,300	12,600	25,600	(5,500)	400	—	—	(5,100)	22,900	7,800
Puerto Rico	400	400	1,600	10,000	—	500	—	—	500	3,700	5,800

Grand Total	176,900	219,000	31,700	80,300	654,000	(805,700)	(3,200)	(2,700)	(157,600)	149,200	88,700

Organic Change Summary:
U.K.	39,300	40,300	9,800	23,000	—	(11,300)	—	—	(11,300)	27,100	7,200
Germany	9,100	13,900	(15,200)	28,700	(65,500)	32,500	—	—	(33,000)	34,600	27,100
The Netherlands	10,900	11,200	(49,700)	(46,600)	(30,300)	(19,200)	—	—	(49,500)	10,300	(7,400)
Belgium	4,800	4,800	(9,700)	14,300	(19,900)	8,000	—	—	(11,900)	11,200	15,000
Other Europe	87,200	102,800	(44,000)	13,400	(48,900)	(3,600)	(3,200)	(2,700)	(58,400)	44,100	27,700
Total Europe	151,300	173,000	(108,800)	32,800	(164,600)	6,400	(3,200)	(2,700)	(164,100)	127,300	69,600
Chile	7,000	7,300	12,600	25,600	(5,500)	400	—	—	(5,100)	22,900	7,800
Puerto Rico	400	400	1,600	10,000	—	500	—	—	500	3,700	5,800
Total Organic Change	158,700	180,700	(94,600)	68,400	(170,100)	7,300	(3,200)	(2,700)	(168,700)	153,900	83,200

Q1 2015 Adjustments:
Acquisition - Poland	1,000	1,000	2,600	3,200	—	400	—	—	400	2,600	200
U.K. Adjustments	(6,100)	(6,200)	—	—	—	—	—	—	—	—	—
Germany Adjustments(12)	—	—	—	—	916,900	(916,900)	—	—	—	—	—
Belgium Adjustments(12)	—	—	129,600	14,600	(86,900)	103,500	—	—	16,600	(7,300)	5,300
Switzerland Adjustments	—	—	(5,900)	(5,900)	(5,900)	—	—	—	(5,900)	—	—
Czech Republic Adjustments	23,300	43,500	—	—	—	—	—	—	—	—	—
Net Adjustments	18,200	38,300	126,300	11,900	824,100	(813,000)	—	—	11,100	(4,700)	5,500

Net Adds (Reductions)	176,900	219,000	31,700	80,300	654,000	(805,700)	(3,200)	(2,700)	(157,600)	149,200	88,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 110,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 40,200 asymmetric digital subscriber line (“ADSL”) subscribers within the U.K. and 63,900 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 76,700 subscribers who have requested and received this service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 29,400 and 47,200 subscribers within the U.K. and Austria, respectively, that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 21,400 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2015, Switzerland's partner networks account for 141,300 Customer Relationships, 282,000 RGUs, 112,100 Digital Cable Subscribers, 99,300 Internet Subscribers, and 70,600 Telephony Subscribers.

(12)
During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 138,400 Basic Video Subscribers in Belgium to Enhanced Video Subscribers as these subscribers use purchased set-top boxes to receive an encrypted digital video signal. Additionally, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.